Exhibit 99.1

Sears Holdings Announces Plan to Enhance Liquidity and

Accelerate Return to Profitability

Raises an Incremental $100 Million in New Financing and

Pursues an Additional $200 Million

Progressing Discussions on Additional Transactions to Enhance Liquidity

and Strengthen Balance Sheet

Actioning Incremental $200 Million in Annualized Cost Reductions in 2018

Unrelated to Store Closures

January 10, 2018

HOFFMAN ESTATES, Ill., January 10, 2018 /PRNewswire/ — Sears Holdings Corporation (“Holdings,” “we,” “us,” “our,” or the “Company”) (NASDAQ:SHLD) announced today it has raised $100 million in new financing and is pursuing an additional $200 million from other counterparties. In addition, Sears Holdings has amended its existing second lien notes, maturing October 15, 2018, to increase their borrowing base advance rate for inventory and defer their collateral coverage test and restart it with the second quarter of 2018, and is in discussions with certain lenders regarding additional transactions to improve the terms on potentially more than $1 billion of its non-first lien debt.

The Company also outlined incremental actions to further streamline its operations to drive profitability, including cost reductions of $200 million on an annualized basis in 2018 unrelated to store closures.

Rob Riecker, Sears Holdings’ Chief Financial Officer, said: “As previously announced, we are actively pursuing transactions to adjust our capital structure in order to generate liquidity and increase our financial flexibility. The new capital we have secured represents meaningful progress towards those objectives and demonstrates that we continue to have options to finance our business.”

Edward S. Lampert, Chairman and Chief Executive Officer of Sears Holdings, said: “We made significant progress in 2017 through our efforts to reset our cost base and enhance our liquidity, as well as our recently announced agreement with the PBGC to pre-fund our contributions to our pension plan for the next two years. The initiatives we have announced today build on those achievements and make clear our determination to remain a viable competitor in the challenging retail environment. The financial transactions we are pursuing and incremental cost actions are designed to accelerate our return to profitability and enable Sears Holdings to increase our investment in the most promising opportunities in our enterprise, including our Shop Your Way network and our Sears Home Services business. Our leadership team is more aligned and committed to the transformation of Sears Holdings than ever before. With the support of our associates, we hope to work constructively with our investors, vendors and other constituents to facilitate the actions we are announcing today.”

Financial Transactions

Sears Holdings has amended the borrowing base definition in the indenture relating to the Company’s second lien notes, maturing October 15, 2018, to change the advance rate for inventory to 75%, increased from 65%. The amendment also defers the collateral coverage test for purposes of the repurchase offer covenant in such indenture and restarts it with the second quarter of 2018 (such that no collateral coverage event can occur until the end of the third quarter of 2018). The Company has also made corresponding amendments to its second lien credit agreement.

Sears Holdings has also initiated a series of financial transactions to raise an incremental $300 million in new liquidity. The Company has already received a $100 million term loan, supported by ground leases and select intellectual property. Under certain circumstances and with the consent of the lender, the Company will be entitled to raise an additional $200 million against the same collateral.

In addition, the Company is in discussions with certain lenders regarding additional transactions to enhance its liquidity and strengthen its balance sheet through a series of agreements that would improve the terms on potentially more than $1 billion of its non-first lien debt, including significantly reducing cash interest expense and extending the maturity of some of that debt. The Company will disclose the outcome of these negotiations as appropriate.

Further, the Company is also continuing to pursue a secured credit facility, consisting of an approximately $407 million (net of associated costs) first lien tranche and a second lien tranche of up to $200 million, secured by the 138 properties currently subject to a ring-fence arrangement with the Pension Benefit Guaranty Corporation. The 138 properties have an aggregate appraised value of approximately $985 million.

However, should the Company’s efforts to complete these transactions not be fully successful, the Board will consider all other options to maximize the value of its assets.

Committed to Return to Profitability

In addition to the significant cash savings that would be realized from completion of the financial transactions discussed above, Sears Holdings announced incremental actions to become a more agile and competitive retailer and deliver on its commitment to return to profitability in 2018. The Company has identified $200 million of cost savings, unrelated to store closures, to achieve its goal.

Sears Holdings will also benefit from cost reduction activities undertaken in the 2017 fiscal year, including additional store closures announced in January 2018, as the Company continues to right-size its store footprint in number and size. While the closing stores collectively generated about $850 million in sales over the past 12 months, they were among our lowest performing stores with an average gross margin rate approximately 400 basis points lower than our ongoing stores. While closing these stores may negatively impact our sales, our actions are aimed at returning the Company to profitability. Furthermore, we expect to generate a significant amount of cash from the liquidation of the inventory and related assets of these stores. Eligible associates impacted by these additional store closures will receive severance and will have the opportunity to apply for open positions at area Kmart or Sears stores. Customers can use the store locator function on the Company’s web sites to find the location of their nearest Kmart and Sears stores.

Sears Holdings will continue to strategically evaluate the productivity of its Kmart and Sears stores as the Company transforms its business model so that its physical store footprint and its digital capabilities match the needs and preferences of its members. In addition, Sears Holdings will continue to evaluate strategic options to unlock value from its real estate portfolio, as well as its Kenmore® and DieHard® brands and its Sears Home Services and Sears Auto Centers businesses, as well as continue to seek other potential sources of capital.

Financial Update

Despite the challenges in the retail environment, we continue to focus on managing expenses and inventory levels closely and our current quarter-to-date Adjusted EBITDA performance has improved over the prior year by approximately $40 million. Comparable store sales at Sears and Kmart for the first two months of the fourth quarter of 2017 have declined in the range of 16%-17%. Adjusting for the adverse impact on our revenues resulting from reductions in the number of pharmacies in open stores and the reduction in consumer electronics assortment, comparable store sales declined in the range of 14%-15%.

Adjusted EBITDA is expected to be between $(70) million and $(10) million for the fourth quarter of 2017 compared to $(61) million in the fourth quarter of 2016. In addition, we expect a net loss attributable to Sears Holdings’ shareholders of between $320 million and $200 million in the fourth quarter of 2017, compared to a net loss attributable to Sears Holdings’ shareholders of $607 million in the prior year fourth quarter. This range excludes the impact of charges related to additional restructuring activities including severance, store closings and impairment charges, any tax-related matters and any non-cash impairment charges related to fixed assets or intangible assets. We have provided a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net loss attributable to Sears Holdings’ shareholders below.

Adjusted EBITDA Reconciliation

In addition to our net loss attributable to Sears Holdings’ shareholders determined in accordance with Generally Accepted Accounting Principles (“GAAP”), for purposes of evaluating operating performance, we use Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), which is a non-GAAP measure. The tables below provide a reconciliation of GAAP to adjusted amounts. We believe that our use of Adjusted EBITDA provides an appropriate measure for investors to use in assessing our performance across periods, given that these measures provide adjustments for certain significant items, which may vary significantly from period to period, improving the comparability of year-to-year results, and is therefore representative of our ongoing performance. Therefore, we have adjusted our results for such items to make our statements more useful and comparable. However, we do not, and do not recommend that investors solely use adjusted amounts to assess our financial performance.

Millions		Q4 2017
		Low	High
•	Expected net loss attributable to Holdings’ shareholders	$(320)	$(200)
•	Plus domestic pension expense(1) and significant items not included in Adjusted EBITDA(2)	260	230
•	Plus income statement line items not included in EBITDA consisting of income taxes, interest expense, interest and investment income (loss), other income (loss), depreciation and amortization expense and gain on sales of assets	(10)	(40)

Adjusted EBITDA		$(70)	$(10)

(1)	The annual pension expense included in our statement of operations related to our legacy domestic pension plans is comprised of interest cost, expected return on plan assets and amortization of experience losses. Gains and losses occur when actual experience differs from the estimates used to allocate the change in value of pension plans to expense throughout the year or when assumptions change, as they may each year. Significant factors that can contribute to the recognition of actuarial gains and losses include changes in discount rates used to remeasure pension obligations on an annual basis or, upon a qualifying remeasurement, differences between actual and expected returns on plan assets and other changes in actuarial assumptions. Management believes these actuarial gains and losses are primarily financing activities that are more reflective of changes in current conditions in global financial markets (and in particular interest rates) that are not directly related to the underlying business and that do not have an immediate, corresponding impact on the benefits provided to eligible retirees. This adjustment eliminates the entire pension expense from the statement of operations to improve comparability.

(2)	Significant items not included in Adjusted EBITDA include impairment charges related to fixed assets, closed store and severance charges, and transaction costs associated with strategic initiatives.

About Sears Holdings Corporation

Sears Holdings Corporation (NASDAQ:SHLD) is a leading integrated retailer focused on seamlessly connecting the digital and physical shopping experiences to serve our members—wherever, whenever and however they want to shop. Sears Holdings is home to Shop Your Way®, a social shopping platform offering members rewards for shopping at Sears and Kmart as well as with other retail partners across categories important to them. The company operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation, with full-line and specialty retail stores across the United States. For more information, visit www.searsholdings.com.

Forward Looking Statements

This press release contains forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about our strategic restructuring program and anticipated results of strategic initiatives, our transformation through our integrated retail strategy, our plans to redeploy and reconfigure our assets, our plans to market and sell a portion of our existing real estate assets, our liquidity, our ability to exercise financial flexibility as we meet our obligations and pursue possible strategic transactions, and other statements that describe the Company’s plans. Whenever used, words such as “will,” “expects,” “intends,” and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements, including these, are based on the current beliefs and expectations of our management and are subject to significant risks, assumptions and uncertainties, many of which are beyond the Company’s control, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Detailed descriptions of other risks relating to Sears Holdings are discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

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